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                     FLAG INVESTORS INTERNATIONAL FUND, INC.

                             ARTICLES SUPPLEMENTARY

         FLAG INVESTORS INTERNATIONAL FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law, at a meeting duly convened and held on September 28, 1999 has adopted a resolution increasing the total number of shares of capital stock which the Corporation has the authority to issue to twenty-eight million (28,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of twenty-eight thousand dollars ($28,000.00), all of which shares are designated as follows: ten million (10,000,000) shares are designated "Flag Investors International Fund Class A Shares" (the "Class A Shares"), two million (2,000,000) shares are designated "Flag Investors International Fund Class B Shares" (the "Class B Shares"), fifteen million (15,000,000) shares are designated "Flag Investors International Fund Class C Shares" (the "Class C Shares") and one million (1,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares, the Corporation was authorized to issue twenty-five million (25,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of twenty-five thousand dollars ($25,000.00), of which eight million (8,000,000) shares were designated "Flag Investors International Fund Class A Shares", one million (1,000,000) shares were designated "Flag Investors International Fund Class B Shares", fifteen million (15,000,000) shares were designated "Flag Investors International Fund Class C Shares" (the "Class C Shares") and one million (1,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.





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                  IN WITNESS WHEREOF, Flag Investors International Fund, Inc.
has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 28th day of September, 1999.

[CORPORATE SEAL]



                                    FLAG INVESTORS INTERNATIONAL FUND, INC.

                                    By:  /s/ Harry Woolf
                                         ---------------
                                         Harry Woolf
                                         President


Attest:  /s/  Amy M. Olmert
         ------------------
         Amy M. Olmert
         Secretary



                  The undersigned, President of FLAG INVESTORS INTERNATIONAL FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                            /s/ Harry Woolf
                                            ---------------
                                            Harry Woolf
                                            President